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                    [LETTERHEAD OF DORSEY & WHITNEY LLP]



                                                                   EXHIBIT 8.1


Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN  55102

          Re:  Green Tree Lease Finance 1997-1, LLC
               Federal Income Tax Characterization

Ladies and Gentlemen:

          We have acted as counsel for Green Tree Financial Corporation, a Delaware corporation ("Green Tree Financial"), Green Tree Vendor Services Corporation, a Delaware corporation and a subsidiary of Green Tree Financial ("Vendor Services"), Green Tree Lease Finance II, Inc., a Minnesota corporation and a subsidiary of Vendor Services (the "SPC"), and Green Tree Lease Finance 1997-1, LLC, a Delaware limited liability company of which the SPC is the sole member (the "Issuer"), in connection with the issuance of Lease-Backed Notes (the "Notes") pursuant to an Indenture, dated as of December 1, 1997 (the "Indenture"), among the Issuer and First Trust National Association (the "Trustee"), as Trustee.

          Pursuant to a Transfer Agreement dated as of December 1, 1997 (the "Transfer Agreement"), among the SPC, as Purchaser, and Vendor Services, as Seller and Servicer, Vendor Services has sold certain leases, including all collections received with respect to the leases and certain other related rights (the "Leases") and its interests (which may be deemed an ownership interest or a security interest, depending on the terms of the related Lease) in the equipment related to such Leases (such interests being hereinafter referred to as the "Equipment") to the SPC. The Leases will be transferred by the SPC to the Issuer pursuant to the terms of a Contribution and Servicing Agreement dated as of December 1, 1997 (the "Contribution and Servicing Agreement"), among the Issuer, the SPC, Vendor Services, in its individual capacity and as Servicer, and the Trustee. Pursuant to the Contribution and Servicing Agreement, the SPC will also grant to the Issuer certain rights to the proceeds of the Equipment (the "Residual Realizations"). The Leases, the Equipment and the Residual Realizations are collectively referred to as the "Trust Assets."

          You have requested our opinion with respect to the federal income tax
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Green Tree Financial
December 16, 1997
Page 2

characterization of the Notes and the Issuer. For purposes of rendering our opinion we have examined the Prospectus dated December _____ , 1997, relating to the Notes (the "Prospectus"), the Transfer Agreement, the Contribution and Servicing Agreement, the Indenture and the related documents and agreements contemplated therein (collectively, the "Transaction Documents") and we have reviewed such questions of law as we have considered necessary and appropriate. All capitalized terms used herein and not defined herein have the meanings set forth in the Indenture or the Contribution and Servicing Agreement.

          Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein.

          Our opinion is also based on the projections, representations, warranties, covenants and agreements set forth in the Transaction Documents and the assumption that Vendor Services, the SPC, the Issuer, the Indenture Trustee and the Noteholders will at all times comply with the requirements of the Transaction Documents. We have also relied in part on various factual representations made to us by the Green Tree Financial and Vendor Services. Although we have not undertaken an independent investigation of any factual matters, nothing contrary to any of these representations has come to our attention in the course of our consideration of these matters. Any alteration of such factual representations may adversely affect our opinion.

          An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

Federal Income Tax Characterization of the Notes
------------------------------------------------

          In general, for federal income tax purposes, the characterization of the issuance and sale of notes as the issuance and sale of debt, the issuance and sale of an equity or beneficial interest in the issuer or the sale of an ownership interest in property of the issuer is a question of fact, the resolution of which is based upon a variety of factors, principal among which is a determination of who will receive the benefits of, and bear the burdens relating to, the property. Thus, the determination of whether an instrument issued in connection with such a transaction will be treated as debt for federal income tax purposes, or instead will be treated as an equity or beneficial interest in the issuer or as an ownership interest in the assets of the issuer, depends on all the facts and circumstances in each case. See generally, Plumb, The Federal Income Tax Significance of Corporate Debt:
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Green Tree Financial
December 16, 1997
Page 3

A Critical Analysis and a Proposal, 26 Tax L. Rev. 369 (1971).

          In any such determination, several factors must be considered, and debt characterization may be indicated by, among other things, the independence of the debt holders and equity holders, the intention of the parties to create a debt, the issuance of a formal debt instrument, the provision of a fixed maturity date, the likelihood and expectation that the principal amount will be repaid, the debt to equity ratio of the issuer, the nature of the assets serving as security for the obligation, and various other factors. In the context of this transaction, the most important considerations are: (i) whether the Noteholders bear the burdens of ownership (i.e., the risk of loss from the Trust Assets) and (ii) whether the Noteholders have acquired the benefits of ownership (i.e., the potential for gain from the Trust Assets). In view of all of the relevant facts and circumstances, the likelihood of the Noteholders bearing any actual loss in respect of the Trust Assets is considered to be remote, as evidenced by the investment grade debt ratings assigned to the Notes by the Rating Agencies. Accordingly, the Noteholders should not be regarded as bearing a significant risk of loss associated with ownership of the Trust Assets. In addition, because the Noteholders are entitled to receive a fixed principal amount and a fixed rate of interest, the economic return to the Noteholders will not be affected by any change in the value of the Trust Assets. Accordingly, the Noteholders will not receive any benefit from any increase in the value of the Trust Assets.

          A number of other factors are consistent with the treatment of the Notes as debt. The most important of these factors are as follows: the form of the Notes as debt, the sequential payment feature of the Notes, the Servicer's ability to permit prepayments on the Leases, the ultimate retention of reinvestment risk by the SPC, the fact that delinquencies on the Leases and the negative carry resulting therefrom are not borne by the Noteholders and the existence of a clean-up call option in favor of the SPC. In addition, debt characterization is also supported by the rights of Noteholders in the proceeds of any liquidation of Equipment upon a default under the related Lease, the rights of Noteholders in Residual Realizations and the initial deposit and subsequent deposits to be made to the Reserve Account.

          Based upon the foregoing, we are of the opinion that the Notes will be treated as debt for federal income tax purposes.

Federal Income Tax Characterization of the Issuer
-------------------------------------------------

          The Issuer is similar in many respects to trusts established to hold collateral pledged as security in connection with lending transactions. If all classes of Notes and other interests issued by the Issuer were debt for federal income tax purposes, the Issuer would be disregarded for federal income tax purposes and would be characterized as a mere security arrangement. Treas. Reg.
(S) 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100,
1973-1 C.B. 613 (domestic corporations's transfer of securities to Canadian security holder, to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971 C.B. 163 (settlement fund administered by "trustee" not a trust).
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Green Tree Financial
December 16, 1997
Page 4


          The Issuer, however, has issued a membership interest to the SPC and the membership interest (i) will not take the form of debt, (ii) is intended not to be treated as debt for federal income tax purposes, and (iii) is intended to be treated instead as evidencing the ownership interest of the SPC in property transferred by the SPC to the Issuer, subject to the security interests of the Noteholders. As long as, for federal income tax purposes, the Notes are treated as debt and the SPC is viewed to hold all interests in the Issuer other than the Notes, the Issuer should be treated as a mere security arrangement and disregarded for federal income tax purposes.

          If the Issuer is recognized as an entity for federal tax purposes, the Issuer will be viewed as a business entity whose federal tax characterization will be determined under Treasury Regulations (S)(S) 301.7701-2 and 301.7701-3. Treasury Regulations (S) 301.7701-2 provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under (S) 301.7701-4 or otherwise subject to special treatment under the Internal Revenue Code."

          Treasury Regulations (S) 301.7701-2 also provides that certain types of entities are treated as corporations for federal tax purposes, including entities formed under a state statute which refers to the entity as "incorporated or as a corporation, body corporate or body politic," or as a "joint-stock company or joint-stock association". The definition of corporation also includes insurance companies, certain banking entities, foreign entities and other entities specified in (S) 301.7701-2. The Issuer is not an entity which is treated as a corporation under (S) 301.7701-2.

          Treasury Regulations (S) 301.7701-3 refers to a business entity that is not classified as a corporation as an "eligible entity." That section provides that an eligible entity with a single owner can elect to be classified as an association (which is taxed as a corporation) or to be disregarded as an entity separate from its owner. An eligible entity with at least two members can elect to be classified as either an association or a partnership. Treasury Regulations (S) 301.7701-3 further provides certain default rules pursuant to which, unless the entity affirmatively elects to be classified as an association, an eligible entity is disregarded as an entity separate from its owner if it has a single owner, and is treated as a partnership if it has two or more members.

          If the Issuer is recognized as an entity for federal tax purposes and all classes of Notes are treated as debt for federal tax purposes, then the Issuer would be an eligible entity with a single owner, the SPC. Under the default rules of Treasury Regulations (S) 301.7701-3 described above, the Issuer would be disregarded as an entity separate from the SPC for federal tax purposes.

          If any interest in the Issuer other than the membership interest of the SPC were treated as an equity interest in the Issuer, the Issuer would be an eligible entity with two or more members. In such a case, under the default rules of Treasury Regulations (S) 301.7701-3 described above, the Issuer would be treated as a partnership for federal tax purposes.
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Green Tree Financial
December 16, 1997
Page 5

          Under Section 10.10 of the Contribution and Servicing Agreement, all of the parties to such Agreement have agreed not to file an election to treat the Issuer as an association taxable as a corporation.

          Based on the foregoing, it is our opinion that the Issuer will not be treated as an association taxable as a corporation for federal income tax purposes.


Publicly Traded Partnership
---------------------------

          Section 7704 of the Code provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a corporation for federal income tax purposes.

          Treasury Regulations Section 1.7704-1, issued on November 29, 1995 (the "PTP Regulations"), provide further explanation of the rules governing publicly traded partnerships. The PTP Regulations provide that an "established securities market" includes a national, foreign, regional or local exchange, as well as an interdealer quotation system which regularly disseminates firm buy or sell quotations by identified brokers or dealers, by electronic means or otherwise. The PTP Regulations also provide that interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof if the partners are readily able to buy, sell or exchange their partnership interests in a manner that is economically comparable to trading on an established securities market.

          Interests in the Issuer or in the Trust Assets which might be viewed to constitute interests in a partnership will not be traded on an established securities market within the meaning of the PTP Regulations. The PTP Regulations provide a safe harbor pursuant to which interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in such partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933 (the "Securities Act") and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership.

          As discussed above, it is our opinion that the Notes will be treated as debt and will not be viewed to constitute interests in a partnership for federal income tax purposes. The membership interest in the Issuer will be issued to the SPC and the SPC will be required to retain such interest, except that such interest may be transferred in connection with a sale of all or substantially all of the assets of the SPC, provided that such transfer is exempt from registration under the Securities Act. Thus, no interests in the Issuer will be issued in a transaction that is required to be registered under the Securities Act of 1933.
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Green Tree Financial
December 16, 1997
Page 6

          Based upon the foregoing and on our opinion that the Notes will be treated as debt for federal income tax purposes, it is our opinion that the Issuer will not be characterized as a "publicly traded partnership" taxable as a corporation for federal income tax purposes.

          We express no opinions other than those expressly set forth above.

          Except as provided below, the foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

          We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement (File No. 333-38687-01) and to the use of our name under the heading "Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that the discussion under such heading accurately sets forth our advice as to the likely outcome of material issues under the federal income tax laws.

Dated:  December 16, 1997


                                    Very truly yours,